Exhibit 107

Calculation of Filing Fee Tables

Form F-3

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(Form Type)

Altamira Therapeutics Ltd.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value CHF 0.01 per share (3)	457(c)	2,777,986	$1.06	$2,944,665	0.0000927	$273	-–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts					$2,944,665		$273
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$273

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional securities that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s common shares, as reported on the Nasdaq Capital Market on April 8, 2022, a date within five business days prior to the initial filing of this registration statement on April 14, 2022.
(3)	Consists of 2,777,986 common shares that may be acquired upon one or more conversions under the Convertible Loan Agreement, dated February 4, 2022, by and between the Altamira Therapeutics Ltd. and FiveT Investment Management Ltd.